UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

InterCloud Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0963722
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1030 Broad Street Suite 102 Shrewsbury, NJ 07702	07702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 898-6308

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 22, 2016, InterCloud Systems, Inc., a Delaware corporation (the “Company”), received a delisting determination letter (the “Determination Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it has not regained compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). As previously disclosed in the Company’s Current Report on Form 8-K filed on February 19, 2016, the Staff initially notified the Company by letter on February 18, 2016 that it was not in compliance with the Bid Price Rule for continued listing on NASDAQ. The initial notice stated that the Company had 180 calendar days, or until August 16, 2016, to regain compliance with the Bid Price Rule. To regain compliance, the bid price of the Company’s Common Stock was required to close at $1.00 per share or more for a minimum of 10 consecutive business days.

As a separate and additional basis for delisting the Company’s securities from NASDAQ, the Staff notified the Company in the Determination Letter that it also has not regained compliance with the minimum $2,500,000 stockholders’ equity requirement set forth in NASDAQ Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”). As previously disclosed in the Company’s Current Report on Form 8-K filed on July 1, 2016, the Staff initially notified the Company by letter on June 24, 2016 that it was not in compliance with the Stockholders’ Equity Rule for continued listing on NASDAQ. The initial notice stated that the Company had 45 calendar days, or until August 8, 2016, to submit a plan to regain compliance with the Stockholders’ Equity Rule. The Company timely submitted to NASDAQ its plan to regain compliance with the Stockholders’ Equity Rule.

Further, as separate and additional bases for delisting the Company’s securities from NASDAQ, the Staff determined that the Company’s issuance of certain new securities had the effect of reducing the conversion price of certain existing securities requiring shareholder approval under NASDAQ Listing Rule 5635(d)(1), which shareholder approval was not obtained in violation of NASDAQ Listing Rule 5635(d)(1). Additionally, the Staff determined that the Company’s issuance of certain new securities to its officers in lieu of cash interest owed to them constituted “equity compensation arrangements” requiring shareholder approval under Listing Rule 5635(c), which shareholder approval was not obtained in violation of NASDAQ Listing Rule 5635(c).

Lastly, the Staff stated in the Determination Letter that the Company’s failure to provide information requested by the Staff relating to a Securities and Exchange Commission investigation disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 violates NASDAQ Listing Rule 5250(a), requiring the Company to provide to NASDAQ requested information within a reasonable period of time and which was not so provided, and could raise public interest concerns under NASDAQ Listing Rule 5101, each of which would also serve as separate and additional bases for delisting the Company’s securities from NASDAQ.

NASDAQ’s determination (the “Delisting Determination”) will not immediately result in the delisting of the Company’s Common Stock. Pursuant to the Determination Letter, unless a request for a hearing to appeal the Delisting Determination is received by the NASDAQ Hearings Department by no later than 4:00 p.m. Eastern time on August 29, 2016, trading of the Company’s Common Stock on NASDAQ will be suspended at the opening of business on August 31, 2016 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on NASDAQ. The Board of Directors of the Company is currently considering whether to request a hearing to appeal the Delisting Determination or to apply for listing of the Company’s Common Stock on the OTCQX.

In the event that the Company decides to appeal the Delisting Determination, while the appeal process is pending, the suspension of trading of the Company’s Common Stock and the filing of the Form 25-NSE will be stayed, and the Company’s Common Stock will continue to trade on NASDAQ until the hearing panel (the “Panel”) makes a determination. There can be no assurance that the Company would be successful in its appeal, that the Panel would grant the Company an additional compliance period prior to suspension and delisting of the Company’s Common Stock from NASDAQ or that, if the Panel grants the Company an additional compliance period, it would be able to regain compliance with the above-mentioned NASDAQ Listing Rules within the required time period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCLOUD SYSTEMS, INC.

Date: August 26, 2016	By:	/s/ Mark E. Munro
Mark E. Munro Chief Executive Officer